SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2005

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

N/A

(Former name or former address, if changed since last report)

Item 2.02.              Results of Operations and Financial Conditions

                On November 2, 2005, priceline.com Incorporated (“priceline.com”) announced its financial results for the third quarter ended September 30, 2005.  A copy of priceline.com’s consolidated balance sheet at September 30, 2005 and consolidated statement of operations for the three and nine months ended September 30, 2005 are included in the financial and statistical supplement attached to the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.  The consolidated balance sheet at September 30, 2005 and consolidated statement of operations for the three and nine months ended September 30, 2005 shall be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 7.01.              Regulation FD Disclosure

On November 2, 2005, priceline.com Incorporated announced its financial results for the fiscal quarter ended September 30, 2005.  A copy of priceline.com’s press release announcing these financial results and certain other information is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Priceline.com announced revenue of $258.8 million in the 3rd quarter 2005, approximately $27.8 million of which was generated from the company’s international operations.  Priceline.com announced gross profit in the 3rd quarter 2005 of $80.0 million, approximately $26.6 million of which was attributable to the company’s international operations.

Priceline.com noted that its “organic” gross travel bookings would have increased approximately 22% in the 3rd quarter 2005 when compared to the 3rd quarter 2004, assuming that priceline.com owned both Active Hotels, which was acquired in September 2004, and Bookings B.V., which was acquired in July 2005, during the entire 3rd quarter of each of 2004 and 2005 and excluding the sale of hotels rooms by Travelweb through Orbitz (the agreement governing the sale of Travelweb hotel rooms through Orbitz was restructured by the companies at the end of the 2nd quarter 2005).

During the call, priceline.com announced that it expected consolidated advertising expenses of approximately $21 to $22 million in the 4th quarter 2005 and expected approximately 75% of that amount to be spent “on-line.”  Priceline.com estimated that sales and marketing expenses in the 4th quarter 2005 would be between $7.9 and $8.2 million.  Priceline.com stated that it expected personnel costs to be approximately $11 to $11.5 million in the 4th quarter 2005.  With respect to 4th quarter 2005, priceline.com stated it expected general and administrative expenses of approximately $5.1 to $5.4 million, information technology expenses of approximately $2.5 to $2.7 million, and depreciation and amortization expenses, excluding acquisition related amortization, of approximately $2.5 million.  Priceline.com estimated that it would have cash income tax expense of approximately $1.75 million in the 4th quarter 2005 comprised of alternative minimum tax in the United States and additional income taxes in Europe.  The company said that it expected approximately $700,000 of combined interest and minority interest expense in the 4th quarter 2005.  The company stated that it expected GAAP net income per diluted share in the 4th quarter 2005 of approximately $0.06 to $0.10.

The information set forth above and in the attached press release contains forward-looking statements relating to priceline.com’s performance during 2005.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to priceline.com on the date this report was submitted.  Priceline.com undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A more thorough discussion of certain factors which may affect priceline.com’s operating results is included in priceline.com’s recent filings with the Securities and Exchange Commission and will also be included in priceline.com’s Quarterly Report on Form 10-Q for the three months ended September 30, 2005 to be filed with the Securities and Exchange Commission on or about November 9, 2005.  The information set forth above is qualified in its entirety by reference to the press release (which includes a financial and statistical supplement), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1 hereto and the accompanying financial and statistical supplement and related information) shall not be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01               Other Events

On November 2, 2005, priceline.com announced that its Board of Directors had authorized priceline.com to repurchase up to $50 million of its common stock.  The pricing, timing, initiation and completion of the repurchases, if any, will be at the discretion of the company’s management.

Item 9.01.              Financial Statements and Exhibits

(c) Exhibits

99.1         Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on November 2, 2005 relating to, among other things, its 3rd quarter earnings.  The consolidated balance sheet at September 30, 2005 and consolidated statement of operations for the three and nine months ended September 30, 2005 shall be treated as “filed” for the purposes of the Securities and Exchange Act of 1934, as amended, and the remaining information shall be treated as “furnished.”

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  November 2, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1

Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on November 2, 2005 relating to, among other things, its 3rd quarter earnings. The consolidated balance sheet at September 30, 2005 and consolidated statement of operations for the three and nine months ended September 30, 2005 shall be treated as “filed” for the purposes of the Securities and Exchange Act of 1934, as amended, and the remaining information shall be treated as “furnished.”